Filed Pursuant to Rule 433
                                                          File No. 333-130755-11

March 3, 2008

UPDATE to the Structural and Collateral Information Free Writing Prospectus dated February 2008 (the "Term Sheet FWP") and the Free Writing Prospectus dated February 25, 2008 (the "February 25 FWP")

Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through Certificates, Series 2008-LS1 - $1.97B** NEW ISSUE CMBS - Structural and Collateral Update

Structural Update

A. Class Sizes. The Class sizes will be as follows:

                  Class A-1   $    28,873,000
                  Class A-2   $    76,020,000
                  Class A-3   $    75,846,000
                  Class A-4A  $   134,000,000
                  Class A-4B  $   826,996,000
                  Class A-1A  $   429,430,000
                  Class A-SM  $    70,350,000
                  Class A-M   $   234,502,000
                  Class A-J   $    99,663,000
                  Class XW    $ 2,345,024,732
                  Class B     $    32,244,000
                  Class C     $    29,312,000
                  Class D     $    23,450,000
                  Class E     $    23,450,000
                  Class F     $    26,381,000
                  Class G     $    23,450,000
                  Class H     $    29,312,000
                  Class J     $    29,312,000
                  Class K     $    29,312,000
                  Class L     $     8,793,000
                  Class M     $     8,793,000
                  Class N     $     8,793,000
                  Class O     $     5,862,000
                  Class P     $     8,793,000
                  Class Q     $    11,725,000
                  Class S     $    70,362,732

B. Collateral Update

1. Summary Pool Information. APPENDIX A to this Update contains certain updated information concerning the Mortgage Pool.

2. A/B Whole Loan Update. With respect to each of (A) Loan No. 3290772, referred to as the "Capitol Square Office A/B Building Mortgage Loan" with a note A Cut-off Date Balance of $32,600,000 (which represented 1.4% of the Initial Pool Balance and 1.7% of the Group 1 Balance) and a note B Cut-off Date Balance of $1,000,001, (B) Loan No. 3290434, referred to as the "AmSouth Center - Shreveport A/B Mortgage Loan" with a note A Cut-off Date Balance of $32,000,000 (which represented 1.4% of the Initial Pool Balance and 1.7% of the Group 1 Balance) and a note B Cut-off Date Balance of $2,000,000, (C) Loan No. 3290509, referred to as the "Augusta Woods A/B Mortgage Loan" with a note A Cut-off Date Balance of $10,700,000 (which represented 0.5% of the Initial Pool Balance and 2.5% of the Group 2 Balance) and a note B Cut-off Date Balance of $445,000, and
(D) Loan No. 3293511, referred to as the "Viking Plaza A/B Mortgage Loan" with a note A Cut-off Date Balance of $10,525,000 (which represented 0.4% of the Initial Pool Balance and 0.5% of the Group 1 Balance) and a note B Cut-off Date Balance of $605,000, the related subordinate note allows for negative amortization of interest.

3. Loan Removal. Loan No. 3291036, with a Cut-off Date Balance of $1,540,868.42 (which represented 0.1% of the Initial Pool Balance and 0.1% of the Group 1 Balance), which Mortgage Loan is secured by the Mortgaged Property identified on ANNEX A to the February 25 FWP as "CVS - Taunton", has been removed from the Mortgage Pool.

4. Loan Prepayment. With respect to Loan No. 3293677, identified on ANNEX A to the February 25 FWP as the "Westview Garden Apartments" with a Cut-off Date Balance of $4,520,000 (which represented 0.2% of the Initial Pool Balance and 1.1% of the Group 2 Balance), the related Borrower has prepaid $500,000 of the principal balance of the Mortgage Loan.

The asset-backed securities referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

Because the asset-backed securities are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued. Because the asset-backed securities are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date. If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the "Automatic Termination"). If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class. To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Banc of America Securities LLC and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and subject to change. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and the other underwriters and their respective affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230 NOTICE: THIS MATERIAL IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS MATERIAL IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

APPENDIX A

Loan Number                                Property Name                         Characteristics
----------------------------------------------------------------------------------------------------------------------------------
    3291549         Holiday Inn Express Knoxville-Strawberry Plains              Administrative Fee Rate
    3293677         Westview Garden Apartments                                   Maturity/ARD Date Balance
    3291440         Henderson Apartments                                         Maturity/ARD Date Balance
    3293677         Westview Garden Apartments                                   Loan Balance Per Unit/SF/Key/Pad
    3291440         Henderson Apartments                                         Loan Balance Per Unit/SF/Key/Pad
    3293677         Westview Garden Apartments                                   Maturity/ARD Date LTV Ratio
    3291440         Henderson Apartments                                         Maturity/ARD Date LTV Ratio
    3293677         Westview Garden Apartments                                   Cut-off Date LTV Ratio
    3293677         Westview Garden Apartments                                   Cut-off Date Balance
    3291440         Henderson Apartments                                         Cut-off Date Balance
    3291432         Harbor Towne Complex                                         Ownership Interest
    3290418         AmSouth Center - Jackson                                     Ownership Interest
    3291366         Grove Park Apartments                                        Ownership Interest
    3291432         Harbor Towne Complex & 437 Franklin Portfolio                Ownership Interest
    3293677         Westview Garden Apartments                                   % of Loan Group
    3290103         184 Business Park Dr.                                        Second Largest Tenant Lease Expiration
    3293511         Viking Plaza                                                 Second Largest Tenant Lease Expiration
    3293826         Two Liberty Center                                           Third Largest Tenant Lease Expiration
    3291549         Holiday Inn Express Knoxville-Strawberry Plains              Net Mortgage Rate
    3293677         Westview Garden Apartments                                   Original Balance
    3290269         600 West Chicago                                             Occupancy Percent
    3292448         Paradise Valley Corporate Center                             Occupancy Percent
    3293826         Two Liberty Center                                           Occupancy Percent
    3292273         Northgate/Blackhawk Corporate Center                         Occupancy Percent
    3293677         Westview Garden Apartments                                   Monthly Payment
    3293826         Two Liberty Center                                           Third Largest Tenant % of Total SF
    3293826         Two Liberty Center                                           Third Largest Tenant Leased SF
    3291549         Holiday Inn Express Knoxville-Strawberry Plains              Sub-Servicing Fee Rate
    3293826         Two Liberty Center                                           Third Largest Tenant
    3293677         Westview Garden Apartments                                   U/W DSCR


Loan Number                   February 25 FWP                    Prospectus Supplement
---------------------------------------------------------------------------------------------------
    3291549          0.10096%                           0.06096%
    3293677          4,115,531.01                       3,660,273.49
    3291440          840,519.99                         840,176.35
    3293677          23,061.22                          20,510.20
    3291440          35,723.64                          35,716.87
    3293677          69.1%                              61.4%
    3291440          64.7%                              64.6%
    3293677          75.9%                              67.4%
    3293677          4,520,000.00                       4,020,000.00
    3291440          964,538.30                         964,355.62
    3291432          Fee                                Leasehold
    3290418          Fee                                Fee/Leasehold
    3291366          Fee                                Leasehold
    3291432          Fee                                Fee/Leasehold
    3293677          1.1%                               0.9%
    3290103          2/29/2008                          MTM
    3293511          2/28/2008                          MTM
    3293826          9/30/2018                          9/30/2017
    3291549          6.29904%                           6.33904%
    3293677          4,520,000.00                       4,020,000.00
    3290269          85.1%                              83.9%
    3292448          79.0%                              80.3%
    3293826          92.8%                              88.5%
    3292273          97.4%                              98.8%
    3293677          28,243.28                          25,119.02
    3293826          4.2%                               2.1%
    3293826          7,400                              3,789
    3291549          0.08000%                           0.04000%
    3293826          DC Boat House                      HSBC National Bank US
    3293677          1.18                               1.33